Exhibit 99.10
     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the joint proxy statement/prospectus forming a part of this registration statement on Form S-4 as a person to become, and to serve as, a director of F.N.B. Corporation upon consummation of the merger described therein.
January 24, 2008

/s/ D. Stephen Martz

D. Stephen Martz